Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Corporate Finance and Head of Investor Relations 775-356-9029 (ext. 65726) slavi@ormat.com	Investor Relations Agency Contact: Rob Fink FNK IR 646-415-8972 rob@FNKIR.com

ORMAT TECHNOLOGIES REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS

NEWLY AQUIRED GEOTHERMAL ASSETS CONTRIBUTED TO OUR REVENUES AND BOTTOM LINE

ELECTRICITY SEGMENT CONTINUES TO DELIVER PROFIT GROWTH

INCREASED PRODUCT SEGMENT BACKLOG TO $67 MILLION

REITERATE 2021 ANNUAL ADJUSTED EBITDA GUIDANCE

RENO, Nev. November 3, 2021, Ormat Technologies, Inc. (NYSE: ORA) today announced financial results for the third quarter ended September 30, 2021.

KEY FINANCIAL RESULTS

	Q3 2021	Q3 2020	Change (%)	YTD 2021	YTD 2020	Change (%)
GAAP Measures
Revenues ($ millions)
Electricity	142.7	123.7	15.4%	421.5	395.2	6.7%
Product	10.5	29.6	(64.5)%	26.6	120.7	(78.0)%
Energy Storage	5.7	5.7	-%	24.0	10.0	139.6%
Total Revenues	158.8	158.9	(0.1)%	472.1	526.0	(10.2)%

Gross margin (%)
Electricity	42.8%	38.0%		41.8%	44.3%
Product	12.8%	18.9%		12.8%	20.7%
Energy Storage	12.2%	25.6%		37.5%	10.1%
Gross margin (%)	39.8%	34.0%		40.0%	38.3%

Operating income ($ millions)	36.0	51.7	(30.4)%	114.5	160.8	(28.8)%
Net income attributable to the Company’s stockholders	14.9	15.7	(5.0)%	43.2	64.8	(33.3)%
Diluted EPS ($)	0.26	0.31	(16.1)%	0.77	1.26	(38.9)%

Non-GAAP Measures [1]
Adjusted Net income attributable to the Company’s stockholders	17.8	15.7	13.7%	55.7	64.8	(14.0)%
Adjusted Diluted EPS ($)	0.32	0.31	3.6%	0.99	1.26	(21.6)%
Adjusted EBITDA[1] ($ millions)	101.6	107.1	(5.1)%	285.4	311.0	(8.2)%

(1) Reconciliation is set forth below in this release

“We again delivered year-over-year growth in the Electricity segment. The recent acquisition of two geothermal power plants in Nevada, the stable operation of the Puna power plant at 26MW and the contribution of business interruption insurance related to the Puna eruption helped us deliver sequential growth despite the operational challenges and unexpected equipment issues we recently experienced in some of our power plants. We made progress in resolving these challenges and expect them to gradually recover by the first half of 2022.” commented Doron Blachar, Chief Executive Officer.

“Our product segment market continued to recover from Covid impacts as we signed in the third quarter two supply contracts in Nicaragua and in Indonesia,” continued Blachar. “As a result, our product segment backlog increased to $67 million, giving us a good start for this segment going into 2022. As we move towards full operation of our portfolio and continued recovery of our product segment, we expect to increase top- and bottom-line growth, boosting overall profitability and supporting the earnings power of the Company.”

“We continue to make progress in our growth plans in both our storage and geothermal portfolios, and we expect to expand the capacity of the two geothermal assets that we recently acquired and continue to accelerate our development in Indonesia where a significant portion of the world’s geothermal potential exists” concluded Blachar. “We are making steps toward achieving our long-term goal of increasing our combined geothermal, energy storage and solar generating portfolio to more than 1.5 GW by 2023, supporting our target of an annual run-rate of more than $500 million in Adjusted EBITDA towards the end of 2022.”

1 Reconciliation is set forth below in this release

FINANCIAL AND BUSINESS HIGHLIGHTS

•

Net income attributable to the Company's stockholders was $14.9 million, or $0.26 per diluted share, compared to $15.7 million, or $0.31 per diluted share in the third quarter of last year, representing a decrease of 5.0% and 16.1%, respectively, mainly as a result of lower operating income driven mainly by a $9.0 million increase in the G&A expenses;

•

Adjusted net income attributable to the Company’s stockholders was $17.8 million, or $0.32 per diluted share, compared to $15.7 million or $0.31 per diluted share in 2020. Net income attributable to the Company’s stockholders in the third quarter of 2021 was adjusted to exclude transaction costs of $3.7 million pre-tax and $2.9 million after tax related to the TG Geothermal assets acquisition.

•

Electricity segment revenues increased compared to the third quarter of last year, supported by a contribution from the MGH Complex expansion, Puna recovery and the recently completed acquisition of two plants from TG Geothermal, partially offset by lower performance at our Olkaria complex in Kenya, Bouillante power plant in Guadeloupe and Brawley power plant in California. We expect to restore generating capacity in the Bouillante and Brawley power plant by year-end and in our Olkaria complex in the first half of 2022;

•

Total business interruption insurance income recorded in the third quarter 2021 was $15.8 million, of which $15.5 million was included in the Electricity segment cost of revenues and impacted the segment gross profit, and the balance of $0.3 million was included in operating income, compared to $20.4 million in the third quarter 2020, of which $2.6 million was included in the Electricity segment cost of revenues and impacted the segment gross profit and the balance of $17.8 million was included in the operating income. Excluding the impact of business interruption insurance income, gross profit increased 2.8% compared to the same quarter last year;

•	Product segment revenues decreased 64.5% to $10.5 million, down from $29.6 million in the same quarter of last year, impacted primarily by COVID-19;

•	Energy Storage segment revenues were $5.7 million, similar to last year;

•

G&A expenses in the third quarter of 2021 increased 62.0% from $14.5 million in the third quarter of 2020 to $23.6 million this year. The increase is mainly due to $5.5 million of transaction costs including costs of $3.7 million related to the TG Geothermal acquisition that was closed during July, legal costs associated with the business interruption insurance claim and legal costs associated with the investigation by the Special Committee;

•	Product segment backlog grew by 13.2% to $66.9 million as of November 3, 2021;

•

Adjusted EBITDA decreased 5.1% to $101.6 million, from $107.1 million in the third quarter of last year mainly due to a combination of lower business interruption income and higher G&A costs. In addition, the benefit of the newly acquired assets from TG Geothermal was partly offset by a $9.2 million year-over-year reduction in EBITDA as a result of operational issues at three of our plants (a reconciliation of GAAP net income to EBITDA and Adjusted EBITDA is set forth below in this release);

In addition, the Company:

◦

Completed a $38.9 million tax equity partnership transaction for the Steamboat Hills geothermal power plant with additional future payments of approximately $5.3 million, whereby the Company will continue to operate and maintain the power plant and will receive substantially all of the distributable cash flow generated by the power plant;

◦

Signed a JV agreement with a local Indonesian gold mining company to explore the Toka Tindung project located in the Bitung area of the North Sulawesi region, Indonesia. The Company is expected to hold a 75% interest in the project;

◦	Signed a supply contract with Polaris Infrastructure Inc. (TSX: PIF) for a 10 MW power plant located in Nicaragua; and,

◦	Signed a Long-Term Resource Adequacy agreement with Pacific Gas and Electric Company (PG&E) for the 20MW/40MWh Pomona-2 facility that is currently under construction.

2021 GUIDANCE

•	Total revenues of between $652 million and $675 million;

•	Electricity segment revenues between $585 million and $595 million;

•	Product segment revenues of between $40 million and $50 million;

•	Energy Storage revenues of between $27 million and $30 million;

•	Adjusted EBITDA to be between $400 million and $410 million;

•	Adjusted EBITDA includes insurance proceeds related to the 2018 Puna insurance claim of $15.8 million.

•	Adjusted EBITDA attributable to minority interest of approximately $31 million.

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three and nine months ended September 30, 2021. However, the Company is unable to provide a reconciliation for its Adjusted EBITDA guidance range due to the high variability and complexity with respect to estimating forward looking amounts for impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

DIVIDEND

On November 3, 2021, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.12 per share pursuant to the Company’s dividend policy. The dividend will be paid on December 3, 2021, to stockholders of record as of the close of business on November 17, 2021.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Thursday, November 4, at 10 a.m. ET. The call will be available as a live, listen-only webcast at investor.ormat.com. During the webcast, management will refer to slides that will be posted on the website. The slides and accompanying webcast can be accessed through the News & Events in the Investor Relations section of Ormat’s website.

An archive of the webcast will be available approximately 60 minutes after the conclusion of the live call.

Investors may access the call by dialing:

Participant dial in (toll free):	1-844-200-6205
Participant international dial-in:	1-929-526-1599
Participant access code	248607

Conference replay
US Toll Free:	1-866 813 9403
International Toll:	+44 204 525 0658
Replay Access Code:	355169

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in the energy storage market and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,200 MW of gross capacity. Ormat leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current total generating portfolio is 1.1 GW with 1,015 MW of geothermal and Solar generation portfolio that is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe, and 83 MW energy storage portfolio that is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties.

For a discussion of such risks and uncertainties, see "Risk Factors" as described in Ormat’s Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 26, 2021 and from time to time, in Ormat’s quarterly reports on Form 10-Q that are filed with the SEC.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

For the Three and Nine Month Periods Ended September 30, 2021 and 2020

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Dollars in thousands, except per share data)
Revenues:
Electricity	142,651	123,660	421,503	395,201
Product	10,527	29,625	26,580	120,737
Energy storage	5,664	5,662	24,012	10,022
Total revenues	158,842	158,947	472,095	525,960
Cost of revenues:
Electricity	81,549	76,670	245,136	219,988
Product	9,182	24,037	23,180	95,724
Energy storage	4,971	4,210	15,017	9,014
Total cost of revenues	95,702	104,917	283,333	324,726
Gross profit	63,140	54,030	188,762	201,234
Operating expenses:
Research and development expenses	1,175	1,490	3,179	4,281
Selling and marketing expenses	2,671	4,076	10,935	13,724
General and administrative expenses	23,554	14,539	60,400	43,154
Business interruption insurance income	(248)	(17,761)	(248)	(20,743)
Operating income	35,988	51,686	114,496	160,818
Other income (expense):
Interest income	519	626	1,590	1,469
Interest expense, net	(22,230)	(21,756)	(59,872)	(58,814)
Derivatives and foreign currency transaction gains (losses)	(21)	1,047	(16,229)	2,111
Income attributable to sale of tax benefits	7,879	7,014	21,654	16,818
Other non-operating income (expense), net	44	961	(308)	1,343
Income from operations before income tax and equity in earnings (losses) of investees	22,179	39,578	61,331	123,745
Income tax provision	(2,048)	(15,361)	(9,323)	(45,275)
Equity in earnings (losses) of investees, net	649	(1,119)	1,796	(196)
Net income	20,780	23,098	53,804	78,274
Net income attributable to noncontrolling interest	(5,878)	(7,419)	(10,617)	(13,516)
Net income attributable to the Company's stockholders	14,902	15,679	43,187	64,758
Earnings per share attributable to the Company's stockholders:
Basic	0.27	0.31	0.77	1.27
Diluted	0.26	0.31	0.77	1.26
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	56,003	51,072	55,995	51,051
Diluted	56,298	51,282	56,413	51,386

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

For the Periods Ended September 30, 2021 and December 31, 2020

	September 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	267,802	448,252
Marketable securities at fair value	45,479	—
Restricted cash and cash equivalents	88,498	88,526
Receivables:
Trade	140,314	149,170
Other	27,346	17,987
Inventories	27,356	35,321
Costs and estimated earnings in excess of billings on uncompleted contracts	9,324	24,544
Prepaid expenses and other	29,320	15,354
Total current assets	635,439	779,154
Investment in unconsolidated companies	109,725	98,217
Deposits and other	61,716	66,989
Deferred income taxes	149,178	119,299
Property, plant and equipment, net	2,298,903	2,099,046
Construction-in-process	615,482	479,315
Operating leases right of use	19,690	16,347
Finance leases right of use	7,002	11,633
Intangible assets, net	370,889	194,421
Goodwill	91,342	24,566
Total assets	4,359,366	3,888,987

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	127,432	152,763
Billings in excess of costs and estimated earnings on uncompleted contracts	15,829	11,179
Current portion of long-term debt:
Limited and non-recourse:
Senior secured notes	25,391	24,949
Other loans	36,203	35,897
Full recourse	312,661	17,768
Operating lease liabilities	2,902	2,922
Finance liabilities	13,854	3,169
Total current liabilities	534,272	248,647
Long-term debt, net of current portion:
Limited and non-recourse:
Senior secured notes	296,382	315,195
Other loans	258,916	284,928
Full recourse:	742,978	777,090
Operating lease liabilities	16,650	12,897
Finance liabilities	246,722	9,104
Liability associated with sale of tax benefits	97,714	111,476
Deferred income taxes	85,922	87,972
Liability for unrecognized tax benefits	3,677	1,970
Liabilities for severance pay	16,598	18,749
Asset retirement obligation	71,628	63,457
Other long-term liabilities	6,009	6,235
Total liabilities	2,377,468	1,937,720

Commitments and contingencies

Redeemable noncontrolling interest	9,542	9,830

Equity:
The Company's stockholders' equity:
Common stock	56	56
Additional paid-in capital	1,269,568	1,262,446
Retained earnings	573,408	550,103
Accumulated other comprehensive income (loss)	(9,647)	(6,620)
Total stockholders' equity attributable to Company's stockholders	1,833,385	1,805,985
Noncontrolling interest	138,971	135,452
Total equity	1,972,356	1,941,437
Total liabilities, redeemable noncontrolling interest and equity	4,359,366	3,888,987

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

For the Three and Nine-Month Periods Ended September 30, 2021 and 2020

We calculate EBITDA as net income before interest, taxes, depreciation and amortization. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation and amortization, adjusted for (i) termination fees, (ii) impairment of long-lived assets, (iii) write-off of unsuccessful exploration activities, (iv) any mark-to-market gains or losses from accounting for derivatives, (v) merger and acquisition transaction costs, (vi) stock-based compensation, (vii) gain or loss from extinguishment of liabilities, (viii) gain or loss on sale of subsidiary and property, plant and equipment and (ix) other unusual or non-recurring items. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. Our board of directors and senior management use EBITDA and Adjusted EBITDA to evaluate our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three and nine-month periods ended September 30, 2021 and 2020.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(Dollars in thousands)		(Dollars in thousands)
Net income	$20,780	$23,098	$53,804	$78,274
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	21,711	21,130	58,282	57,345
Income tax provision (benefit)	2,048	15,361	9,323	45,275
Adjustment to investment in an unconsolidated company: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla	2,889	4,395	8,253	10,271
Depreciation and amortization	47,548	39,628	130,503	111,728
EBITDA	$94,976	$103,612	$260,165	$302,893
Mark-to-market (gains) or losses from accounting for derivative	—	431	1,096	(1,612)
Stock-based compensation	2,120	2,807	6,840	7,060
Reversal of a contingent liability	—	—	(418)	—
Allowance for bad debts related to February power crisis in Texas	—	—	2,980	—
Hedge losses resulting from February power crisis in Texas	—	—	9,133	—
Merger and acquisition transaction costs	4,539	211	5,497	1,369
Other write-off	—	—	134	—
Settlement expenses	—	—	—	1,277
Adjusted EBITDA	$101,635	$107,061	$285,427	$310,987

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS

For the Three and Nine-Month Periods Ended September 30, 2021 and 2020

Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS are adjusted for expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company's stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following tables reconciles Net income attributable to the Company's stockholders and Adjusted EPS for the Three and Nine-month periods ended September 30, 2021 and 2020.

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021
	2021	2020	2021	2020
(in millions, except for EPS)

GAAP Net income attributable to the Company's stockholders	$14.9	$15.7	$43.2	$64.8

One-time net expense related to February power crisis in Texas, net of taxes	—	—	8.8	—

Acquisition costs related to TG Geothermal Portfolio transaction, net of taxes	$2.9	—	$3.7	—

Adjusted Net income attributable to the Company's stockholders	$17.8	$15.7	$55.7	$64.8

GAAP diluted EPS	$0.26	$0.31	$0.77	$1.26

One-time net expense related to February power crisis in Texas, net of taxes	—	—	0.16	—

Acquisition costs related to TG Geothermal Portfolio transaction, net of taxes	$0.06	—	$0.07	—

Diluted Adjusted EPS	$0.32	$0.31	$0.99	$1.26